Exhibit 99.2

FOR IMMEDIATE RELEASE

Contact:
Preston Romm	Kirsten Garvin
Chief Financial Officer	Director of Investor Relations
Tel: 760-931-5500	Tel: 760-476-3811
Email: investors@dothill.com	Email: kirsten.garvin@dothill.com

Dot Hill Exceeds Third Quarter Guidance, Posts Record Profits and Revenue

Increases Guidance for Total Year

CARLSBAD, Calif. – October 22, 2003 – Dot Hill Systems Corp. (NASDAQ:HILL) today announced financial results for the third quarter ended September 30, 2003.  Net revenue increased to $51.0 million for the third quarter of 2003, compared to $8.6 million for the third quarter of 2002, and $48.4 million for the second quarter of 2003. This represents a 494 percent increase year over year, and a five percent increase quarter over quarter.

The company has reported an increase in revenue for four consecutive quarters and an increase in profits for two consecutive quarters.  Net income attributable to common stockholders was $3.8 million, or $0.10 per diluted share, for the third quarter of 2003.  Net loss attributable to common stockholders for the third quarter of 2002 was $7.3 million, or $0.29 per diluted share, and net income attributable to common stockholders was $2.5 million, or $0.07 per diluted share, for the second quarter of 2003.  Gross profit for the third quarter of 2003 was $11.7 million, or 23.0 percent of net revenue.  A year ago, gross profit for the third quarter of 2002 was $0.9 million, or 10.1 percent of net revenue and was $10.0 million, or 20.7 percent of net revenue for the second quarter of 2003.

“We exceeded our prior guidance and beat analyst estimates for the quarter,” said Preston Romm, chief financial officer.  “Dot Hill again posted impressive results during the third quarter and, for the second consecutive quarter, we achieved record profits and net revenue.  Our financial results have improved compared to last year and last quarter, including net revenue, which is impressive in light of the summer slowness and the fact that this quarter is our largest customers’ first fiscal quarter.  Gross margin as percent of revenue improved 230 basis points from the preceding quarter.  In September, we completed a follow-on equity offering, leading to both an increase in shares offered for sale and the exercise of the over-allotment.  The offering placed 9.9 million newly issued shares on the market, and strengthened our balance sheet dramatically by adding a net of $145.8 million to our cash position, which, coupled with positive cash from operations, yielded a total of $185.3 million in cash, cash equivalents and short-term investments at the end of September.  We are also very pleased with the activity and volume of trading in Dot Hill’s stock since our move to The Nasdaq Stock Market on July 28, 2003, and are confident that the move, as well as our business strategies, are the right ones for Dot Hill and our stockholders.”

“I am pleased to report, again, that we exceeded our goals in nearly every category again in the third quarter of 2003,” said James Lambert, president and chief executive officer.  “Total terabytes shipped increased 11.8% to 3,769 as compared to 3,370 for the second quarter of 2003, and 1,266% from 276 terabytes for the same period last year.  We released our SANnet® II Blade product during the quarter, and look forward to sales of that product in the quarters to come.”

“Shipments to our major OEM customer totaled $43.9 million for the third quarter and that relationship is progressing smoothly.  While we remain focused on that relationship, we will continue to pursue sales to other OEMs and channel partners as well.  During our conference call last quarter, we announced an agreement with a leading storage vendor that will be licensing our SANpath® software application.  Today, we are pleased to announce that the vendor is Network Appliance.  We are very encouraged by this agreement, as it validates the strength and quality of our software offerings.”

Network Appliance, Inc. (NASDAQ: NTAP) will resell Dot Hill’s SANpath storage networking software in conjunction with its new FAS series servers.  SANpath has been specially optimized by Dot Hill for Network Appliance’s FAS servers.

“We are changing our full year 2003 guidance based on third quarter results that exceeded expectations, and a higher share count following our recent equity offering,” continued Lambert.  “Our revised 2003 guidance is for net revenue targeted at $184.8 million and fully diluted net income per share targeted at $0.24, as compared to previous guidance of $180.0 million in net revenue and fully diluted net income per share of $0.25.  We are reaffirming our fourth quarter 2003 net revenue guidance of $55 million and adjusting the fully diluted net income per share to $0.11, reflecting the higher share count.”

“We have successfully executed on the strategic goals that we set forth for this year.  We have strengthened our indirect selling focus by continuing to expand our channel partnerships.  We have maintained an excellent relationship with our largest OEM customer.  We have increased headcount in research and development to focus on new technologies and enhance the features of the SANnet II product line.  We have decreased inventory, decreased days sales outstanding and increased margins.  We are financially and operationally fit, and look forward to the opportunities that the next quarter brings.”

The third quarter financial results conference call is scheduled to take place on Wednesday, October 22, 2003 at 12:00 p.m. ET. Please join us for a live audio Webcast at www.dothill.com in the Investor Relations section. If you prefer to join via telephone, please dial 888-609-4128 at least five minutes prior to the start of the call. International participants should dial 706-679-3529.  A replay of the Webcast will be available on the Dot Hill Web site following the conference call.  For a telephone replay, dial 800-642-1687. If calling internationally, dial 706-645-9291. Use conference ID number 3224026.

Dot Hill Systems Corp. is a leader in the innovative design and delivery of storage networking solutions to businesses worldwide. Its products include the SANnet II family of storage systems. For more information, visit Dot Hill on the Web at www.dothill.com.

Dot Hill, the Dot Hill logo, SANnet and SANpath are trademarks of Dot Hill Systems Corp.  All other trademarks and names are the property of their respective owners.

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements.  Among the risks that contribute to the uncertain nature of the forward-looking statements include: the risk that one or more of Dot Hill’s OEM or other customers may cancel orders, not order as forecasted or terminate their agreements with Dot Hill, the risk that one or more of Dot Hill’s suppliers or subcontractors may fail to perform or may terminate their agreements with Dot Hill, the ability of Dot Hill to complete deals with existing and new customers on favorable terms or at all, unforeseen technological, intellectual property or engineering issues; competition for direct sales from Dot Hill’s OEM customers, the timing of orders for products and shipments and its effect on revenue recognition; and changing customer preferences in the open systems computing market; as well as the additional risks set forth in the forms 8-K, 10-K and 10-Q most recently filed by Dot Hill. All forward-looking statements contained in this press release speak only as of the date on which they were made. Dot Hill undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, In thousands, except per share information)

	December 31, 2002	September 30, 2003

ASSETS
Current Assets:
Cash and cash equivalents	$10,082	$172,635
Restricted cash	2,000	—
Short-term investments	—	12,625
Accounts receivable, net of allowance of $751 and $827	6,304	14,669
Inventories	6,959	2,956
Prepaid expenses and other	2,313	2,232
Total current assets	27,658	205,117

Property and equipment, net	4,110	5,171
Other assets	460	1,929

Total assets	$32,228	$212,217

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$14,446	$27,090
Accrued compensation	1,754	3,043
Accrued expenses	1,614	2,450
Deferred revenue	1,110	1,025
Income taxes payable	1,020	973
Short-term debt	4,552	-
Current portion of restructuring accrual	407	289
Total current liabilities	24,903	34,870

Restructuring accrual, net of current portion	1,179	764
Borrowings under lines of credit	275	259
Other long-term liabilities	86	62

Total liabilities	26,443	35,955

Stockholders' Equity:
Preferred stock, $0.001 par value, 10,000 shares authorized, and 0 shares issued and outstanding at December 31, 2002 and September 30, 2003, respectively	—	—
Common stock, $0.001 par value, 100,000 shares authorized, 25,172 and 43,125 shares issued and outstanding at December 31, 2002 and September 30, 2003, respectively	25	43
Additional paid-in capital	109,562	275,300
Deferred compensation	(48)	(33)
Accumulated other comprehensive loss	(318)	(322)
Accumulated deficit	(103,436)	(98,726)
Total stockholders' equity	5,785	176,262

Total liabilities and stockholders' equity	$32,228	$212,217

DOT HILL SYSTEMS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE OPERATIONS

(Unaudited - in thousands, except per share information)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2002	2003	2002	2003
Net Revenue	$8,584	$50,979	$30,680	$129,928
Cost of Goods Sold	7,716	39,279	27,175	102,679
Gross Profit	868	11,700	3,505	27,249

Operating Expenses:
Sales and marketing	4,224	3,454	17,719	10,266
Research and development	2,485	2,795	7,352	7,692
General and administrative	1,441	1,851	4,255	4,921
Total operating expenses	8,150	8,100	29,326	22,879

Operating Income (Loss)	(7,282)	3,600	(25,821)	4,370

Other Income (Expense):
Interest income	53	133	340	256
Interest expense	(86)	(16)	(152)	(86)
Gain (loss) on foreign currency transactions, net	17	6	(8)	309
Other income (expense), net	18	70	(1)	50
Total other income, net	2	193	179	529
Income (Loss) Before Income Taxes	(7,280)	3,793	(25,642)	4,899
Income Tax Benefit (Expense)	—	(37)	3,300	(48)
Net Income (Loss)	(7,280)	3,756	(22,342)	4,851

Net Income (Loss) Attributable to Common Stockholders:
Net income (loss)	(7,280)	3,756	(22,342)	4,851
Dividends on preferred stock	—	—	—	141

Net income (loss) attributable to common stockholders	$(7,280)	$3,756	$(22,342)	$4,710

Net Income (Loss) Per Share:
Basic	$($0.29)	$0.11	$($0.90)	$0.15
Diluted	$($0.29)	$0.10	$($0.90)	$0.13

Weighted Average Shares Used to Calculate Net Income (Loss) Per Share:
Basic	24,934	33,723	24,881	30,692
Diluted	24,934	37,891	24,881	35,081

Comprehensive operations:
Net income (loss)	$(7,280)	$3,756	$(22,342)	$4,851
Foreign currency translation adjustments	18	233	(35)	56
Net unrealized loss on short-term investments	—	(44)	(150)	(60)
Comprehensive income (loss)	$(7,262)	$3,945	$(22,527)	$4,847

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